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                                                                    EXHIBIT 11.1

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
             STATEMENT RE: COMPUTATION OF NET EARNINGS PER SHARE(1)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                 JUNE 30,             JUNE 30,
                                                            -------------------   -----------------
                                                              1997       1996      1997      1996
                                                            --------   --------   -------   -------
Net earnings (pro forma net earnings for six months ended
  June 30, 1996)..........................................   $ 2,368    $ 1,555   $ 3,160   $ 1,839
Interest accrued on convertible debt, net of income
  taxes(2)................................................        --         --        --        97
                                                             -------    -------   -------   -------
          Adjusted net earnings (pro forma net
            earnings).....................................   $ 2,368    $ 1,555   $ 3,160   $ 1,936
                                                             =======    =======   =======   =======
Weighted average number of shares outstanding(3)..........    18,187     17,621    18,138    14,903
Weighted average number of common equivalent shares
  (computed using the treasury stock method)..............       452        647       487       511
Common shares from convertible debt(2)....................        --         --        --     1,079
Common equivalent shares from the distribution payable
  $(4,875,576) divided by the initial public offering
  price of $11.00 per share (and weighted since the
  initial public offering)................................        --         --        --       210
                                                             -------    -------   -------   -------
          Weighted average number of common and common
            equivalent shares.............................    18,639     18,268    18,625    16,703
                                                             =======    =======   =======   =======
Net earnings (pro forma net earnings) per common and
  common equivalent share.................................   $   .13    $   .09   $   .17   $   .12
                                                             =======    =======   =======   =======
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(1) All share and per share data has been adjusted to reflect the effect of the
    2-for-1 stock split (effected in the form of a stock dividend) at the time of the March 1996 initial public offering.
(2) Assumes convertible debentures were converted, as a component of the initial public offering-related reorganization, as of the beginning of the period and the related interest expense, net of income taxes, is added back to pro forma net earnings.
(3) Assumes number of shares outstanding, after giving effect to the initial public offering-related reorganization, as of the beginning of the period.